NORTHWEST NATURAL GAS COMPANY

DEFERRED COMPENSATION PLAN FOR DIRECTORS AND EXECUTIVES

EFFECTIVE JANUARY 1, 2005

RESTATED EFFECTIVE SEPTEMBER 24, 2015

TABLE OF CONTENTS

Page

1.    Purpose; Effective Date                1

2.    Eligibility                        1

3.    Deferral Elections                    1

4.    Company Contributions for Executives         3

5.    FICA Withholding on Executives            3

6.    Accounts                        4

7.    Payment of Benefits                    5

8.    Supplemental Retirement Benefit            8

9.    Administration                    9

10.    Claims Procedure                    10

11.    Amendment and Termination of the Plan        10

12.    Miscellaneous                        11

NORTHWEST NATURAL GAS COMPANY

DEFERRED COMPENSATION PLAN FOR DIRECTORS AND EXECUTIVES

1.Purpose; Effective Date; Restatement. The Board of Directors (the “Board”) of Northwest Natural Gas Company (the “Company”) adopts this Deferred Compensation Plan for Directors and Executives (the “Plan”) for the purpose of providing an unfunded nonqualified deferred compensation plan for directors and a select group of top management personnel. The Plan was effective as of January 1, 2005, although initial deferral elections under the Plan could have been submitted at any time after November 30, 2004. The Plan was previously restated effective January 1, 2007, December 20, 2007, January 1, 2010 and December 15, 2011, and was restated effective as of February 28, 2008, except that the changes to Section 6(b) made by that restatement do not apply to deferral allocations made in Participation Agreements that were irrevocable on or prior to December 31, 2006. The Plan is further amended by this restatement on and effective as of September 24, 2015.
2.Eligibility. Persons eligible to defer compensation under the Plan shall consist of (a) all directors of the Company (“Directors”), and (b) a select group of management or highly compensated employees of the Company, which shall consist of all executive officers of the Company and such other employees of the Company as may be designated in writing by the Chief Executive Officer of the Company as eligible to defer compensation under the Plan for the applicable calendar year (“Executives”). Any person who is both a Director and an Executive at any time shall be considered an Executive, and not a Director, at such time. For all purposes of this Plan, a person who is an employee of a subsidiary of the Company shall be considered an employee of the Company.
3.Deferral Elections. A Director or Executive may elect to defer compensation under the Plan by submitting a “Participation Agreement” to the Company on a form specified by the Company no later than the applicable deferral deadline. The minimum annual aggregate deferral for all forms of compensation specified in a Participation Agreement shall be $2,000. Any Director or Executive who has submitted a Participation Agreement is hereafter referred to as a “Participant.” A Participation Agreement submitted by a Participant shall automatically continue from year to year and shall be irrevocable with respect to compensation once the deferral deadline for that compensation has passed, but the Participant may modify or terminate a Participation Agreement for compensation payable in any year by submitting a revised Participation Agreement or otherwise giving written notice to the Company at any time on or prior to the deferral deadline for that compensation.
(a)Elections by Directors.
(i)Cash Fees. A Director may elect to defer receipt of all or any whole percentage of the annual retainer, meeting fees and any other cash fees payable for service as a director (“Fees”). The deferral deadline for an election to defer Fees for services performed in any calendar year shall be the last day of the prior calendar year.
(ii)NEDSCP Shares. Prior to the termination of the Company’s Non-Employee Directors Stock Compensation Plan (“NEDSCP”) in 2005 and the subsequent vesting of all remaining awards under the NEDSCP, Directors were permitted to elect to defer receipt of unvested shares (“NEDSCP Shares”) of common stock of the Company (“Common Stock”) awarded to the Directors under the NEDSCP.
(iii)RSU Awards. A Director may elect to defer receipt of all or any whole percentage of compensation payable to the Director pursuant to a restricted stock unit award under the Company’s Long Term Incentive Plan (“Director RSU”). The deferral deadline for an election to defer compensation under a Director RSU shall be the last day of the calendar year prior to the grant date of the award.

(b)Elections by Executives.
(i)Salary. An Executive may elect to defer receipt of any whole percentage (up to a maximum of 50 percent) of the Executive’s base annual salary, specifically excluding other forms of compensation referred to below as well as commissions and any non-cash compensation (“Salary”). The deferral deadline for an election to defer Salary for services performed in any calendar year shall be the last day of the prior calendar year.
(ii)Bonus. An Executive may elect to defer receipt of all or any whole percentage of the Executive’s annual bonus payable under the Company’s Executive Annual Incentive Plan or other similar annual incentive plan (“Bonus”). Payments under the Key Goals program shall not be considered Bonus and shall not be eligible for deferral under the Plan. The deferral deadline for an election to defer Bonus earned with respect to the Executive’s or the Company’s performance in any calendar year shall be the last day of the prior calendar year.
(iii)LTIP Compensation. An Executive may elect to defer receipt of all or any whole percentage of compensation payable to the Executive pursuant to an award under the Company’s Long Term Incentive Plan (“LTIP Compensation”); provided, however, that (1) a stock option shall not be considered LTIP Compensation eligible for deferral under the Plan, and (2) no election shall be permitted after December 31, 2008 to defer receipt of an award that consists of shares of Common Stock issued subject to forfeiture if vesting conditions are not satisfied (“Unvested LTIP Shares”). The deferral deadline for an election to defer LTIP Compensation shall be (x) the last day of the calendar year prior to the commencement of the performance period if a performance period is specified in the award, or (y) the last day of the calendar year prior to the grant date of the award if no performance period is specified; provided, however, that for any award of LTIP Compensation for which the performance period ends on or before December 31, 2008, the deferral deadline shall be the last day of the calendar year prior to the last year of the performance period, and for any award of LTIP Compensation for which the performance period ends on December 31, 2009 or December 31, 2010, the deferral deadline shall be December 31, 2008. If an Executive elects to defer less than 100 percent of an award of LTIP Compensation that becomes payable in increments over time, the deferral percentage elected by the Executive shall be applied uniformly to each increment.
(iv)2012 RSU Grants. An Executive may elect to defer receipt of all or any whole percentage of LTIP Compensation payable to the Executive pursuant to a restricted stock unit award granted in February 2012 (a “2012 RSU”); provided, however, that:
(1)the portion of the Executive’s 2012 RSU that is scheduled to vest before March 31, 2013 (the “First Installment”) shall not be eligible for deferral;
(2)as a precondition to any deferral election under this subparagraph (b)(iv), the Executive must agree to a modification of the terms of the Executive’s 2012 RSU under which all of the 2012 RSU other than the First Installment shall be forfeited if the Executive’s employment terminates before the first anniversary of the grant date of the 2012 RSU other than (x) as a result of death or disability (as defined in Treasury Regulations §1.409A-3(i)(4)) or (y) in circumstances that result in accelerated vesting of the 2012 RSU due to the occurrence of a change in control event (as defined in Treasury Regulations §1.409A-3(i)(5)); and
(3)a deferral election under this subparagraph (b)(iv) shall be void and have no effect if the Executive’s employment terminates before the first anniversary of the grant date of the 2012 RSU either (x) as a result of death or disability (as defined in Treasury Regulations §1.409A-3(i)(4)) or (y) in circumstances that result in accelerated vesting of the 2012 RSU due to the occurrence of a change in control event (as defined in Treasury Regulations §1.409A-3(i)(5)).
The deferral deadline for an election to defer LTIP Compensation payable under a 2012 RSU shall be 30 days after the grant date of the 2012 RSU. If an Executive elects to defer less than 100 percent of the Executive’s 2012 RSU, the deferral percentage elected by the Executive shall be applied uniformly to each installment of the 2012 RSU that vests over time, excluding the First Installment. LTIP Compensation payable pursuant to restricted stock unit awards granted after 2012 shall be eligible for deferral under subparagraph (b)(iii).
(c)New Directors and Executives. A person who first becomes a Director or Executive during a calendar year may elect to defer any of the types of compensation referred to in paragraphs (a) and (b) above that is payable solely for services performed after submission of the Participation Agreement, subject to all of the provisions of paragraphs (a) and (b), except that the deferral deadline for any such election shall be 30 days after the date the person becomes eligible under the Plan.
4.Company Contributions for Executives.
(a)Matching Contributions. The Company shall credit a “Matching Contribution” to a participating Executive’s Cash Account (as defined below) each year based on the Executive’s total Salary and Bonus and the amount of Salary and Bonus deferred under the Plan by the Executive during that year; provided, however, that no Matching Contribution shall be made with respect to any Salary or Bonus deferred under the Plan at a time when the Executive is not a participant in the Company’s Retirement K Savings Plan. The amount of the Matching Contribution shall be equal to the excess of (i) the lesser of (1) sixty percent (60%) of the total amount of Executive’s Salary and Bonus deferred under the Plan and the Retirement K Savings Plan during the calendar year, or (2) three and six-tenths percent (3.6%) of the Executive’s total Salary and Bonus during such calendar year, over (ii) the amount the Company would have contributed for such calendar year as a matching contribution for the Executive under the Retirement K Savings Plan if the Executive had deferred into the Retirement K Savings Plan the maximum amount of compensation permitted under that plan and applicable tax law for the year. Matching Contributions shall be credited to the Executive’s Account no later than January 31 of the year immediately following the calendar year in which the Matching Contribution was earned, and shall be fully vested at all times.
(b)Supplemental Contributions. For any Executive who is hired after December 31, 2006 and is therefore eligible to receive non-contributory employer contributions under Section 4.05 of the Retirement K Savings Plan, the Company shall credit a “Supplemental Contribution” to the Executive’s Cash Account each year in an amount equal to five percent (5%) of the greater of (i) the Executive’s Salary and Bonus deferred under the Plan during the calendar year, or (ii) the excess, if any, of the Executive’s total Salary and Bonus during such calendar year over the limit provided by Section 401(a)(17) of the Internal Revenue Code on compensation counted under the Retirement K Savings Plan for that year. A Supplemental Contribution shall be credited for an Executive whose total Salary and Bonus exceeds the Section 401(a)(17) limit whether or not the Executive defers compensation under the Plan. Supplemental Contributions shall be credited to the Executive’s Account no later than January 31 of the year immediately following the calendar year in which the Supplemental Contribution was earned. Supplemental Contributions for an Executive shall be vested if non-contributory employer contributions for the Executive made for the same year would be vested under the terms of the Retirement K Savings Plan. Upon termination of an Executive’s employment, any unvested Supplemental Contributions, as well as any dividends or interest credited thereon, shall be forfeited and deducted from the Executive’s Accounts.
5.FICA Withholding on Executives. Under current law, all compensation, Matching Contributions and vested Supplemental Contributions credited to an Executive’s Accounts will be treated as wages subject to FICA tax, and the Company will be required to withhold FICA tax from the Executive. The amount required to be withheld for FICA tax with respect to any amount of deferred compensation or related Matching Contribution or Supplemental Contribution shall be withheld from the non-deferred portion, if any, of the same compensation; provided, however, that if the non-deferred portion of the compensation is insufficient to cover the full required withholding, the Company shall withhold the remaining amount from other non-deferred compensation payable to the Executive unless the Executive otherwise pays such remaining amount to the Company.

6.Accounts.
(a)Accounts. The Company shall establish on its books one or two separate accounts (individually, an “Account” and collectively, the “Accounts”) for each Participant: a Company Stock Account, which shall be denominated in shares of Common Stock, including fractional shares, and a Cash Account, which shall be denominated in U.S. dollars.
(b)Allocation of Deferrals Among Accounts. All NEDSCP Shares deferred by a Director were credited to the Company Stock Account. All compensation pursuant to a Director RSU payable in shares of Common Stock that is deferred by a Director shall be credited to the Company Stock Account. All LTIP Compensation payable in shares of Common Stock that is deferred by an Executive shall be credited to the Company Stock Account. All other compensation deferred by a Participant shall be credited to the Cash Account.
(c)Crediting of Deferrals. The credits for deferred Salary, Bonus, Fees and compensation pursuant to Director RSUs shall be entered on the Company’s books of account at the time that such compensation would otherwise be paid. The credit for any LTIP Compensation deferred by an Executive consisting of Unvested LTIP Shares shall be entered on the Company’s books of account as soon as practicable after such deferral is irrevocable. The credit for any other deferred LTIP Compensation shall be entered on the Company’s books of account at the time that such compensation would otherwise be paid.
(d)Transfers Among Accounts. Participants may elect in writing to transfer amounts previously credited to the Cash Account to the Company Stock Account, but shall be limited to four such transfers per calendar year. No transfers may be made out of a Company Stock Account unless otherwise permitted under Section 6(i)(iv). The Committee may require that designated fees be deducted from amounts transferred to or from Company Stock Accounts.
(e)Valuation of Stock; Dividend Credits. Any dollar amount transferred or credited to a Company Stock Account shall be deemed to increase the number of shares of Common Stock recorded as the balance of that Account based on the closing market price of the Common Stock reported for the day of the transfer or credit or, if such day is not a trading day, the next trading day. As of each date for payment of dividends on the Common Stock, each Company Stock Account shall be credited with the amount of dividends that would be paid on the number of shares recorded as the balance of that Account as of the record date for such dividend.
(f)Cash Account Interest. Interest shall be credited to the Cash Account of each Participant as of the last day of each calendar quarter. The rate of interest to be applied at the end of each calendar quarter shall be the quarterly equivalent of an annual yield that is equal to the annual yield on Moody’s Average Corporate Bond Yield for the preceding quarter, as published by the Moody’s Investors Service, Inc. (or any successor thereto), or if such index is no longer published, a substantially similar index selected by the Board. Interest shall be calculated for each calendar quarter based upon the average daily balance of the Participant’s Cash Account during the quarter.
(g)Forfeitures. If any Unvested LTIP Shares deferred by an Executive under this Plan are forfeited under the terms of the Executive’s applicable award agreement, the Executive’s Company Stock Account shall be reduced by the number of shares so forfeited.
(h)Statement of Account. At the end of each calendar quarter, a report shall be issued by the Company to each Participant setting forth the balances of the Participant’s Accounts under the Plan.
(i)Effect of Corporate Transaction on Company Stock Accounts. At the time of consummation of a Corporate Transaction (as defined below), if any, the amount credited to a Participant’s Company Stock Account shall be converted into a credit for cash or common stock of the acquiring company (“Acquiror Stock”) based on the consideration received by shareholders of the Company in the Corporate Transaction, as follows:
(i)Stock Transaction. If holders of Common Stock receive Acquiror Stock in the Corporate Transaction, then (1) the amount credited to each Participant’s Company Stock Account shall be converted into a credit for the number of shares of Acquiror Stock that the Participant would have received as a result of the Corporate Transaction if the Participant had actually held the Common Stock credited to his or her Company Stock Account immediately prior to the consummation of the Corporate Transaction, and (2) Company Stock Accounts will thereafter be denominated in shares of Acquiror Stock and ongoing deferrals into Company Stock Accounts, if any, shall continue to be made in accordance with outstanding deferral elections into the Company Stock Accounts as so denominated.
(ii)Cash or Other Property Transaction. If holders of Common Stock receive cash or other property in the Corporate Transaction, then the amount credited to a Participant’s Company Stock Account shall be transferred to the Participant’s Cash Account and converted into a cash credit for the amount of cash or the value of the property that the Participant would have received as a result of the Corporate Transaction if the Participant had actually held the Common Stock credited to his or her Company Stock Account immediately prior to the consummation of the Corporate Transaction.
(iii)Combination Transaction. If holders of Common Stock receive Acquiror Stock and cash or other property in the Corporate Transaction, then (1) the amount credited to each Participant’s Company Stock Account shall be converted in part into a credit for Acquiror Stock under Section 6(i)(i) and in part into a credit for cash under Section 6(i)(ii) in the same proportion as such consideration is received by shareholders, and (2) ongoing deferrals into Company Stock Accounts, if any, shall continue to be made in accordance with outstanding deferral elections into Company Stock Accounts in accordance with Section 6(i)(i).
(iv)Election Following Stock Transaction. For a period of 12 months following the consummation of any Corporate Transaction which results in Participants having Company Stock Accounts denominated in Acquiror Stock, each Participant shall have a one-time right to elect to transfer the entire amount in the Participant’s Company Stock Account into the Participant’s Cash Account; provided, however, that this election shall not be available if the Corporate Transaction results in holders of Common Stock becoming holders of all of the outstanding common stock of a parent corporation of the Company. Such election shall be made by written notice to the Company and shall be effective on the date received by the Company. If such an election is made, the amount of cash to be credited to the Participant’s Cash Account shall be determined by multiplying the number of shares of Acquiror Stock in the Participant’s Company Stock Account by the closing market price of the Acquiror Stock reported for the effective date of the election or, if such day is not a trading day, the next trading day.
(v)For purposes of this Plan, a “Corporate Transaction” shall mean any of the following:
(1)    any consolidation, merger or plan of share exchange involving the Company (a “Merger”) pursuant to which shares of Common Stock would be converted into cash, securities or other property;
(2)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or
(3)    the adoption of any plan or proposal for the liquidation or dissolution of the Company.
7.Payment of Benefits.
(a)Plan Benefits. The Company shall pay Plan benefits to each Participant equal to the Participant’s Accounts. Each Participation Agreement shall include an election by the Participant as to the term of benefit payments with respect to amounts deferred under the Participation Agreement, and Participation Agreements from Executives shall also include an election as to the commencement of benefit payments. The payment elections in a Participation Agreement shall also apply to Matching Contributions and Supplemental Contributions credited as a result of Salary or Bonus during the deferral period covered by the Participation Agreement, and shall also apply to any dividends or interest credited with respect to amounts deferred under the Participation Agreement and such Matching Contributions and Supplemental Contributions. If a Supplemental Contribution is credited to an Executive’s Account for a year that is not covered by a Participation Agreement, the Executive shall be deemed to have elected a single lump sum payment following Separation from Service as permitted by Sections 7(b) and 7(c) below with respect to benefits resulting from such Supplemental Contribution. Except as otherwise provided in this Section 7, payment elections shall be irrevocable with respect to compensation once the deferral deadline for that compensation has passed. Participants may make different payment elections with respect to subsequent deferrals of compensation, but no Participant may at any time have compensation deferred under the Plan payable under more than three different payment elections.
(b)Commencement of Payments. Payment of benefits to Directors shall commence in January of the year following the Director’s Separation from Service (as defined below) with the Company. Payment of benefits to Executives shall commence in the later of (i) January of the year following the Executive’s Separation from Service with the Company, or (ii) the seventh month following the month of the Executive’s Separation from Service with the Company; provided, however, that Executives may elect in their Participation Agreements to have benefits from their Accounts commence in January of a year specified by the Executive if such year is earlier than the year following the Executive’s Separation from Service with the Company. When used in this Plan, the term “Separation from Service” shall have the meaning ascribed to such term in Treasury Regulations §1.409A-1(h).
(c)Term of Payments. Participants may elect in their Participation Agreements to have benefits from their Accounts paid in (i) annual installments over 5, 10 or 15 years, (ii) a single lump sum payment, or (iii) a combination of a partial lump sum payment (expressed as a percentage) and the remainder in installments over 5, 10 or 15 years.
(d)Form of Payments. Benefits payable to a Participant from a Company Stock Account shall be paid as a distribution of Common Stock plus cash for fractional shares. Benefits payable to a Participant from a Cash Account shall be paid in cash.
(e)Payment Timing and Valuation. All lump sum payments or installment payments due under the Plan in any year shall be paid on a date in January determined by the Company, except that if Section 7(b) requires benefits to commence in a month other than January, the initial payment shall be paid on a date in that month determined by the Company. All payments shall be based on Account balances as of the close of business on the last trading day of the immediately preceding month. Each partial lump sum payment and installment payment to a Participant shall be paid in the same proportion from each of the Accounts of the Participant subject to the applicable payment election. The amount of each installment payment from each Account shall be determined by dividing the Account balance by the number of remaining installments, including the current installment to be paid.
(f)Modification of Payment Elections.
(i)An Executive who has elected to have any benefit commence in a specified year prior to termination of employment as permitted in Section 7(b) may elect (after such election has otherwise become irrevocable) to specify a later year for commencement of such benefit, provided that for any such election submitted after December 31, 2008, (1) such election is made in writing delivered to the Company no later than, and becoming irrevocable on, the last day of the second year preceding the previously specified year, and (2) the later year so specified is at least 5 years later than the previously specified year.
(ii)After a Participant’s election under Section 7(c) regarding the term of any benefit payments has otherwise become irrevocable, the Participant may elect to change such term of payments, provided (1) the choice of annual installments over 15 years shall not be available for a change election under this subsection, (2) the term of any particular payments may be changed only once under this subsection, (3) such election must be made in writing delivered to the Company no later than, and becoming irrevocable on, the last day of the second year preceding the year in which the payments otherwise would have commenced (and shall not be effective if a Separation from Service occurs on or before the date the election becomes irrevocable), and (4) the commencement of the affected payments shall be delayed for 5 years after the date the payments would have commenced under the terms of the previous payment election. Accordingly, for a Director who elects to change the term of any benefit payments, the commencement of those payments will be delayed until January of the year following the fifth anniversary of the Director’s Separation from Service. Notwithstanding the foregoing, a Participant may elect on or prior to December 31, 2008 to change the term of any benefit payments that have not commenced as of that date without application of any of the limitations or restrictions set forth in this Section 7(f)(ii).
(g)Unforeseeable Emergency. Notwithstanding the foregoing provisions of this Section 7, an accelerated payment from a Participant’s Accounts may be made to the Participant in the sole discretion of the Committee based upon a finding that the Participant has suffered an Unforeseeable Emergency. For this purpose, “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Unforeseeable Emergency shall be determined by the Committee on the basis of information supplied by the Participant in accordance with uniform guidelines promulgated from time to time by the Committee. The amount of any accelerated payment under this Section 7(g) shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Unforeseeable Emergency, after taking into account insurance and other potential sources of funds to meet such needs, plus the amount reasonably necessary to cover income and withholding taxes on the accelerated payment. Any such accelerated payment shall be paid as promptly as practicable following approval by the Committee and shall be paid pro-rata from the Participant’s Accounts based on the account balances as of the close of business on the day prior to the payment date.
(h)Designation of Beneficiaries; Death.
(i)Each Participant shall have the right, at any time, to designate any person or persons as the Participant’s beneficiary or beneficiaries (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of the Participant’s death prior to complete distribution of the benefits due under the Plan. If greater than fifty percent (50%) of the benefit is designated to a beneficiary other than the Participant’s spouse, such beneficiary designation shall be consented to by the Participant’s spouse. Each beneficiary designation shall be in written form prescribed by the Company and will be effective only if filed with the Company during the Participant’s lifetime. Such designation may be changed by the Participant at any time without the consent of a beneficiary, subject to the spousal consent requirement above. If no designated beneficiary survives the Participant, the balance of the Participant’s benefits shall be paid to the Participant’s surviving spouse or, if no spouse survives, to the Participant’s estate.
(ii)Upon the death of a Participant, notwithstanding any contrary provisions of Section 7(b) or 7(f), benefit payments to the Participant’s beneficiary shall commence no later than January of the year following the Participant’s death. Any benefits payable after the death of a Participant shall otherwise be paid in accordance with the payment elections for such benefits that would have applied if the Participant had not died.
(i)Payment to Guardian. If a benefit under the Plan is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or person responsible for the care and custody of such minor, incompetent or person. The Committee may require proof of incompetence, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Committee and the Company from all liability with respect to such benefit.
(j)Withholding; Payroll Taxes. The Company shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal, state or local law, with such tax withholding generally being required only for deferred compensation for services as an employee. On any date that shares of Common Stock are paid to a Participant from the Participant’s Company Stock Account (a “Payment Date”), the Value (as defined below) on that date of the Common Stock so delivered will be treated as ordinary compensation income for federal and state income and FICA tax purposes. To satisfy the required withholding on this amount, if applicable, the Company shall first withhold all or part of any cash simultaneously distributed from the Participant’s Cash Account, and if that is insufficient, the Company shall withhold the number of Shares having a Value equal to the remaining withholding amount. For purposes of this Section 7(j), the “Value” of a share of Common Stock shall be equal to the closing market price for the Common Stock on the last trading day preceding the Payment Date.
8.Supplemental Retirement Benefit. Any Executive who elects to defer compensation under this Plan and who also satisfies the eligibility requirements for payment of any benefit under the Company’s Retirement Plan for Non-Bargaining Unit Employees (the “Retirement Plan”) shall qualify for further payment by the Company of supplemental retirement benefits payable as a monthly annuity under this Plan, as provided below:
(a)    Commencement.
(i)    If the Executive is eligible to receive normal retirement benefits under the Retirement Plan based on having reached age 62 at the time of Separation from Service, the annuity shall commence with the first month following the Executive’s Separation from Service.
(ii)    If the Executive is eligible to receive early retirement benefits under the Retirement Plan based on having satisfied the Rule of 70 at the time of Separation from Service, the annuity shall commence with the first month following the later of the Executive’s 55th birthday or the Executive’s Separation from Service.
(iii)    If the Executive is not eligible to receive normal retirement benefits or early retirement benefits as referred to in Section 8(a)(i) or (ii), but is eligible to receive vested benefits under the Retirement Plan, the annuity shall commence with the first month following the Executive’s 62nd birthday.
(iv)    If the Executive’s surviving spouse is eligible to receive death benefits under the Retirement Plan as a result of the Executive’s death before commencement of benefits under this Section 8, the annuity shall commence in the month that benefits would have commenced as provided in this Section 8(a) if the Executive had a Separation from Service on the date of death (or on the Executive’s actual Separation from Service, if earlier) and then survived until benefits had commenced.
(b)    Form of Benefit.
(i)    Annuity Form. If the Executive elects a form of annuity benefit under the Retirement Plan at least 30 days prior to the first day of the month in which the benefit under this Section 8 is required to commence, the benefit under this Section 8 shall be paid in the same annuity form as selected under the Retirement Plan. If the Executive’s benefit under this Section 8 commences earlier than the Executive’s benefit under the Retirement Plan, the Executive may, at least 30 days prior to the first day of the month in which the benefit under this Section 8 is required to commence and otherwise in accordance with the rules of the Retirement Plan, elect any of the standard or optional annuity forms of benefit described in 6.01 and 6.02 of the Retirement Plan, other than a joint and survivor annuity upon marriage or remarriage after the annuity starting date. If the Executive does not make a timely election under this Section 8(b), the benefit under this Section 8 shall be paid in the default annuity form applicable to the Executive under the Retirement Plan.
(ii)    Small Benefit Cash Out. If the actuarial equivalent lump sum present value of the Executive’s benefit under this Section 8, based on the actuarial assumptions used for determining equivalent benefits under the Retirement Plan at the time of the Executive’s commencement of benefits, is no more than the applicable dollar amount under Internal Revenue Code section 402(g)(1)(B) (which is

$16,500 in 2011), the benefit shall be paid as a lump sum in such amount at the time annuity payments would have otherwise commenced under Section 8(a).
(c)    Amount. The amount payable by the Company each month to the Executive or Executive’s beneficiaries under the Retirement Plan shall be:
(i)    The amount that would be payable at such time under the Retirement Plan assuming that (1) benefits had commenced on the date specified in Section 8(a), (2) benefits were payable in the annuity benefit form determined under Section 8(b), (3) all accrued benefits under the Retirement Plan were payable only in the annuity form as provided in Section 8(d), and (4) all Salary and Bonus deferred by the Executive under this Plan and under the Company’s former Executive Deferred Compensation Plan (the “Prior Plan”) had been “paid” to or “received” by Executive in the year when the deferral was made, provided that all such deferred amounts shall be subject to the other applicable definitions and rules of the Retirement Plan relating to benefit determination; plus
(ii)    The reduction, if any, in the amount of the monthly Social Security benefit payable to the Executive, provided that such reduction results from the fact that compensation deferred under this Plan causes the primary Social Security Benefit payable to the Executive to be reduced, with the amount under this Section 8(c)(ii) calculated assuming commencement of Social Security benefits at the earliest possible time, no earnings after Separation from Service and no projected increases in the national average wage index or cost of living between Separation from Service and commencement of benefits; minus
(iii)    The amount that would actually be payable at such time under the Retirement Plan assuming that (1) benefits had commenced on the date specified in Section 8(a), (2) benefits were payable in the annuity benefit form determined under Section 8(b), and (3) all accrued benefits under the Retirement Plan were payable only in the annuity form as provided in Section 8(d).
(d)    Retirement Plan Lump Sum Election Ignored. Notwithstanding any election by an Executive to receive a portion of Executive’s Retirement Plan benefit as a lump sum, the amount of the supplemental retirement benefit as determined under Section 8(c) shall be calculated and determined as if Executive were to receive Executive’s entire Retirement Plan accrued benefit in the annuity form determined under Section 8(b).
(e)    Six-Month Minimum Delay. Notwithstanding the foregoing, no supplemental retirement benefit payments under this Section 8 shall be paid to any Executive until the seventh month following the month of the Executive’s Separation from Service with the Company. Any payments that would have been paid if not for this Section 8(e) shall be accumulated and paid in full in the seventh month following the month of the Executive’s Separation from Service with the Company together with interest from the date each payment otherwise would have been payable until the date actually paid. Interest for any period will be paid at the same rate applicable for that period under Section 6(f).
(f)    Waiver of Comparable Benefits Under Prior Plan. Because amounts deferred under the Prior Plan are taken into account in calculating the benefits payable under this Section 8, acceptance of the benefits under this Section 8 shall be deemed to be a waiver of the comparable benefits set forth in Section 5.7 of the Prior Plan.
9.Administration.
(a)Committee Duties. This Plan shall be administered by the Organization and Executive Compensation Committee of the Board (the “Committee”). The Committee shall have responsibility for the general administration of the Plan and for carrying out its intent and provisions. The Committee shall interpret the Plan and have such powers and duties as may be necessary to discharge its responsibilities. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.
(b)Tax Law Compliance. The Committee shall have the authority to cancel any Participation Agreement in whole or in part, and immediately distribute any compensation deferred under such Participation Agreement, but only to the extent the Committee determines that deferral of compensation in accordance with such Participation Agreement has or will violate Section 409A of the Internal Revenue Code and therefore has or will require immediate inclusion of such compensation in the income of the Participant.
(c)Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
10.Claims Procedure.
(a)Claim. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.
(b)Denial of Claim. If the claim or request is denied, the written notice of denial shall state:
(i)The reasons for denial, with specific reference to the Plan provisions on which the denial is based;
(ii)A description of any additional material or information required and an explanation of why it is necessary; and
(iii)An explanation of the Plan’s claim review procedure.
(c)Review of Claim. Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
(d)Final Decision. The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.
11.Amendment and Termination of the Plan.
(a)Amendment. The Board may at any time amend the Plan in whole or in part; provided, however, that no amendment shall without the consent of each affected Participant (i) decrease or restrict the amount credited to any Account maintained under the Plan as of the date of amendment, or (ii) accelerate or decelerate the payment of benefits with respect to amounts credited to any Account as of the date of the amendment.
(b)Termination. The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Company.
(i)Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Participation Agreements and terminating deferrals under all existing Participation Agreements. In the event of such a partial termination, the Plan shall continue to operate and be effective with regard to all compensation deferred prior to the effective date of such partial termination.

(ii)Complete Termination. The Board may completely terminate the Plan, provided such termination is covered by an exception (set forth in regulations or other guidance of the Internal Revenue Service) to the prohibition on acceleration of deferred compensation. In that event, on the effective date of the complete termination, the Plan shall cease to operate and the Company shall determine the balance of each Participant’s Accounts as of the close of business on such effective date. The Company shall pay out such Account balances to the Participants in a single lump sum payment as soon as practicable after such effective date.
12.Miscellaneous.
(a)Unsecured General Creditor. The Accounts shall be established solely for the purpose of measuring the amounts owed to Participants or beneficiaries under the Plan. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims or interests in any mutual funds, other investment products or the proceeds therefrom owned or which may be acquired by the Company. Except as may be provided in Section 12(b), such mutual funds, other investment products or other assets of the Company shall not be held under any trust for the benefit of the Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future, and the rights of Participants and beneficiaries shall be no greater than those of unsecured general creditors of the Company.
(b)Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. The Company shall establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits, but the Company shall have no obligation to contribute to such trusts except as specifically provided in the applicable trust documents. Such trust or trusts shall be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.
(c)Non-assignability. Neither a Participant nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be non-assignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
(d)Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, and the Participants (and their beneficiaries) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge the Participant at any time.
(e)Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Oregon, except as preempted by federal law.
(f)Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provisions had never been inserted herein.
(g)Notice. Any notice or filing required or permitted to be given to the Company or the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
(h)Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.
The foregoing restatement of the Plan was approved by the Board of Directors of Northwest Natural Gas Company on and effective as of September 24, 2015.

NORTHWEST NATURAL GAS COMPANY

By: ___________________________________

Attest: ___________________________